Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-249806 on Form S-8 and Registration Statement Nos. 333-279252 and 333-248614 on Form S-3 of Neonode Inc. of our report dated March 18, 2026 relating to the consolidated financial statements of Neonode Inc., appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP

New York, New York

March 18, 2026